                                                                  Exhibit 99.2





WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION SAVINGS PLAN

Form 11-K Annual Report Pursuant To Section 15(D) of the Securities Exchange Act of 1934
For the Fiscal Year Ended December 31, 2001

          WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION SAVINGS PLAN

                           ANNUAL REPORT ON FORM 11-K

                           DECEMBER 31, 2001 AND 2000


                                TABLE OF CONTENTS


                                                                       PAGE
       Report of Independent Public Accountants                         23

       Statements of Net Assets Available for Plan Benefits,
          December 31, 2001 and 2000                                    25

       Statement of Changes in Net Assets Available for Plan
       Benefits for the Years Ended December 31, 2001 and 2000          26

       Notes to Financial Statements                                    27

       Supplemental Schedule:

       Item 4i - Schedule of Assets Held for Investment
                 Purposes, December 31, 2001                        Schedule I

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Westinghouse Air Brake Technologies Corporation Savings Plan and
Participants:

We have audited the accompanying statement of net assets available for benefits of the Westinghouse Air Brake Technologies Corporation Savings Plan as of December 31, 2001 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying schedule of assets held at year end is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                        /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania,
June 20, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Westinghouse Air Brake Technologies Corporation Savings Plan and
Participants:

We have audited the accompanying statement of net assets available for benefits of the Westinghouse Air Brake Technologies Corporation Savings Plan (the Plan) as of December 31, 2000 and 1999 and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999 and the changes in its net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Arthur Andersen LLP

Pittsburgh, Pennsylvania
    June 13, 2001




This is a copy of the audit report previously issued by Arthur Andersen in connection with the Plan's filing on Form 11-K for the year ended December 31, 2000. This audit report has not been reissued by Arthur Andersen in connection with this filing on Form 11-K. See exhibit 23.2 for further discussion.

          WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION SAVINGS PLAN


                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                           DECEMBER 31, 2001 AND 2000



                                                        2001                      2000
                                                    ------------              ------------
INVESTMENTS, at market                              $ 97,729,052              $ 88,399,041


EMPLOYEE CONTRIBUTIONS RECEIVABLE                      3,450,265                 1,061,065

RECEIVABLE FOR PLAN MERGER                                  --                  13,876,900


PARTICIPANT LOANS                                      2,516,764                 1,787,828
                                                    ------------              ------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS              $103,696,081              $105,124,834
                                                    ============              ============



   The accompanying notes are an integral part of these financial statements.

          WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION SAVINGS PLAN


            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                                       2001                    2000
                                                                   -------------           -------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS, beginning of year          $ 105,124,834           $  86,959,240
                                                                   -------------           -------------

INCREASES:
Employee contributions                                                 6,490,809               5,432,046
Employer contributions                                                 7,530,872                 726,207
Transfer in from 401(k) plan and employee rollovers                    1,929,891              24,498,724

Investment income-
   Interest and dividends                                              2,657,140               5,422,759
   Net depreciation in fair value of investments                     (13,086,158)             (8,398,090)
                                                                   -------------           -------------
Net investment loss                                                   (2,975,331)
                                                                                             (10,429,018)


Total increases                                                        5,522,554              27,681,646
                                                                   -------------           -------------

DECREASES:
Benefit payments                                                       6,933,916               9,507,971
Administrative expenses                                                   17,391                   8,081
                                                                   -------------           -------------
Total decreases                                                        6,951,307               9,516,052
                                                                   -------------           -------------

NET (DECREASE)/INCREASE                                               (1,428,753)             18,165,594
                                                                   -------------           -------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
end of year                                                        $ 103,696,081           $ 105,124,834
                                                                   =============           =============





   The accompanying notes are an integral part of these financial statements.

          WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION SAVINGS PLAN


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000


1. DESCRIPTION OF PLAN:

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Plan document and Summary Plan Description for more complete information.

General

The Westinghouse Air Brake Technologies Corporation Savings Plan (the Plan), effective March 9, 1990, amended and restated effective January 1, 1997, is a contributory plan intended to comply with the provisions of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code (IRC). All salaried nonbargaining employees of Westinghouse Air Brake Technologies Corporation and its subsidiaries (the Company) are eligible to participate upon their hire date.

Contributions

Participants may contribute, through payroll deductions, employee elective contributions from 1% to 16% of their compensation each Plan year, limited to $10,500 in 2000. In addition, participants may contribute employee after tax contributions from 1% to 16% of their compensation each Plan year.

Participant total annual contributions may not exceed the contribution limits under Section 415(c) of the IRC. In addition, the combination of an employee's elective contribution and after tax contribution cannot exceed 16% of his/her compensation.

The Company makes an annual contribution of 3% of a participant's eligible compensation, as long as the participant is employed by the Company at December
31. In addition, the Company makes a matching contribution of up to 3% of the participant's contributions.

Withdrawals

Participants may make the following types of withdrawals:

   In-Service Withdrawals--A participant may withdraw any amount of the vested portion of his/her employer matching account, employer after-tax account, and rollover accounts once in any six-month period. Once a participant has reached age 59-1/2, he/she can withdraw any portion of his/her employee elective account.

   Hardship Withdrawals--In the case of hardship, as defined in the Plan document, the participant can receive 100% of his/her employee elective account. Hardship withdrawals are limited to once every Plan year. Employee contributions cannot be made to the Plan for a period of twelve months following the hardship withdrawal.

Loans

Participants may receive loans from the Plan. At no time shall the loans of the participant exceed the lesser of: 50% of the value of the participant's vested balance of his/her accounts, reduced by any outstanding loan balance or $50,000.

Vesting

Employee contributions are at all times 100% vested and nonforfeitable.

Transfer In From 401(k) Plan

Salaried participants who were previously part of the Technical Service & Marketing Profit Sharing 401(k) and the Comet Industries, Incorporated 401(k) Savings Plan were transferred into the Westinghouse Air Brake Company Savings Plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Accounting

The accounts of the Plan are maintained on the accrual basis of accounting. Expenses incurred by the plan administrator, investment manager and trustee for their services and costs in administering the Plan are paid directly by the Company.

Principles of Presentation

The net assets of the Plan are held in a Master Trust (Trust). The Trust consists of the following plans at December 31, 2001:

        o      Westinghouse Air Brake Technologies Corporation Savings Plan
        o      Westinghouse Air Brake Technologies Corporation Supplemental Plan

The Statements of Net Assets Available for Benefits present the assets held in trust for the benefit of the Plan's participants. Each of the plans shares pro rata in the commonly held investment of the Trust. Investment income and realized and unrealized appreciation (depreciation) in the fair value of investments are allocated to the Plan based upon the relationship of net assets of the Plan at the beginning of the reportable period to total net assets of the Trusts. Cash and accrued income are allocated to the Plan based on the relationship of the Plan's investments to total investments. The Plan's net assets represent 98% of the net assets of the Master Trust.

At December 31, 2001 investments in the Master Trust are as follows:

       Year Ended December 31, 2001             Net Appreciation (Depreciation) in          Market Value at
                                                      Market Value During Year                End of Year
       ----------------------------             ----------------------------------          ---------------
Market value as determined by quoted market
price -

Corporate common stock                                       217,504                            3,318,104
Equity mutual funds                                      (13,332,755)                          67,991,183
Fixed income mutual funds                                       -                              25,073,704
Bond funds                                                   139,849                            2,174,015
Participant loans                                               -                               2,516,764


Investment Options

The trustee of the investments is Fidelity Management Trust Company (Fidelity) per the Trust Agreement dated June 21, 1990. Fidelity maintains the investments and provides record-keeping functions for the Plan. Each participant's account, at the discretion of the participant, may be invested in whole multiples of 10% in any of the following funds:

a. Fidelity Magellan Fund--This fund invests in common stocks. Invests in domestic and foreign issuers. Invests in either growth or value stocks or both. The value of the fund's domestic and foreign investments will vary from day to day in response to many factors.

b. Fidelity Contrafund--Seeks capital appreciation. Invests primarily in common stock of companies whose value FMR believes is not fully recognized by the public. The types of companies in which the fund may invest include companies experiencing positive fundamental change such as new management team or product launch.

c. Fidelity Equity Income Fund--This fund invests approximately 80% of its portfolio in common and preferred stocks and 20% in debt securities, usually those convertible to common stock. The goal of this fund is to provide dividends as well as price appreciation.

d. Fidelity Growth Company Fund--This fund invests in securities of companies with above average growth characteristics as demonstrated in earnings or gross sales. These securities include common stocks, securities convertible into common stocks and occasionally debt obligations.

e. Fidelity Overseas Fund--This fund normally invests at least 65% of the fund's total assets in securities of issuers from at least three countries outside the United States. These securities include common stocks, securities convertible to common stocks and debt instruments of foreign businesses and governments.

f. Fidelity Blue Chip Growth Fund--This fund invests primarily in a diversified portfolio of common stocks of well-known and established companies. Normally, at least 65% of these securities are issued by "blue chip" companies. A blue chip firm can generally be described as having a market value of at least $200 million in outstanding stock. Its securities usually are included in the Standard & Poor's Composite Stock Price Index of 500 common stocks or the Dow Jones Industrial Average. This fund seeks growth of capital over the long term.

g. Fidelity Asset Manager Fund--This fund invests in money market instruments, intermediate and long-term bonds and equities. The goal of this fund is to seek high total return with reduced investment risk over the long term.

h. Fidelity Managed Income Portfolio II--This portfolio invests in contracts with rates and maturities that are set monthly and provide current, competitive interest rates. The portfolio also invests in longer term Guaranteed Investment Contracts (GICs) with fixed rates of interest. This portfolio seeks preservation of capital and a competitive level of income over time.

i. Spartan U.S. Equity Index Portfolio--This portfolio invests in common stocks of the companies that make up the Standard and Poor's (S&P) 500 Index. The goal of this account is to model the S&P 500 Index in such a way that the account's performance is similar to that of the Index.

j. T. Rowe Price Science and Technology Fund--This fund seeks long-term growth of capital. The fund's strategy is to invest at least 65% of total assets in common stocks of companies expected by T. Rowe Price to benefit from development, advancement, and the use of science and technology.

k. Banc One Bond Fund--With its portfolio of intermediate and long-term bonds, the fund strives to maximize total return and provide a high level of monthly income. In most cases, the fund invests at least 75% of its assets in high-quality, investment-grade bonds rated AA or better.

l. Wabtec Common Stock Fund--This is a concentrated investment with results depending entirely on the performance of the company's common stock. Shares will be purchased for the account at the current market price.

m. Fidelity Freedom 2000, 2010, 2020, 2030, 2040 Fund--The objective of these funds is to seek a high total return. Underlying securities are other Fidelity mutual funds. Designed for investors who expect to retire around the respective fund date. The fund does not mature in the respective year; its allocation strategy becomes increasingly conservative as it approaches its target retirement year.

n. Fidelity Freedom Income Fund--The fund primarily seeks high current income with a secondary emphasis on capital appreciation. Underlying securities are other Fidelity mutual funds. The fund's target asset allocation consists of 20% equity funds, 40% fixed-income funds, and 40% money market funds.

Investments are valued at their market values based on published quotations or, in the absence of readily ascertainable market values, at such values as the trustee will determine.

Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated March 27, 2002, stating that the Plan is qualified under Section 410(a) of the Internal Revenue Code ("the Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Sponsor has indicated that it will take the necessary steps, if any, to maintain the Plan's qualified status.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates.

3. INVESTMENTS:

The trustee of the Plan held the Plan's investments and executed transactions therein. The fair market values of individual assets that represent 5% or more of the Plan's net assets as of December 31, 2001 and 2000, are as follows:

                                                                   2001                  2000
                                                               -----------           -----------
Fidelity Managed Income Portfolio II                           $24,828,997           $17,728,694
Fidelity Magellan Fund                                          10,949,377            11,202,596
Spartan U.S. Equity Index Portfolio                              8,848,973            10,264,625
Fidelity Growth Company Fund                                     8,711,054            11,451,613
Fidelity Asset Manager Fund                                      8,456,326             8,473,224
Fidelity Blue Chip Growth Fund                                   6,893,575             6,776,673
Fidelity Contrafund                                              5,083,145             5,562,084
Fidelity Equity Income Fund                                      5,498,598             4,729,308
T Rowe Price Science and Tech. Fund                              4,614,859             6,582,779

4. PLAN TERMINATION:

In the event the Plan is terminated, the Company will direct either (a) that the investment manager and trustee continue to hold the participants' accounts in accordance with the Plan, or (b) that the investment manager and trustee immediately distribute to each participant all amounts in the participant's account in a single lump-sum payment.

SCHEDULE 4i



                 WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

                                  SAVINGS PLAN

                                 PLAN NUMBER 004

                    EMPLOYER IDENTIFICATION NUMBER 25-1615902


          SCHEDULE 4i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                DECEMBER 31, 2001

        Identity of Issue                       Description of Investment                      Current Value
-----------------------------------      -----------------------------------------          ------------------
Common Stock
Wabtec Corporation                       Wabtec Corporation
                                         323,712.742 Shares                                    $  3,311,581

Bond Fund                                Banc One Bond Fund
Banc One                                 202,237.315 Shares                                       2,172,029

Registered Investment Companies
T. Rowe Price Trust Company              T. Rowe Price Science and Tech. Fund
                                         220,595.551 Shares                                       4,614,859

* Fidelity Trust Company                 Fidelity Magellan Fund
                                         105,060.266 Shares                                      10,949,377

                                         Fidelity Contrafund
                                         188,848.378 Shares                                       5,083,145

                                         Fidelity Equity Income Fund
                                         112,745.511 Shares                                       5,498,598

                                         Fidelity Growth Company Fund
                                         163,680.808 Shares                                       8,711,054

                                         Fidelity Overseas Fund
                                         125,440.180 Shares                                       3,439,570

                                         Fidelity Blue Chip Growth Fund
                                         160,539.720 Shares                                       6,893,575

                                         Fidelity Asset Manager Fund
                                         545,569.412 Shares                                       8,456,326

                                         Fidelity Freedom Income Fund
                                         5,986.203 Shares                                            65,429

                                         Fidelity Freedom 2000 Fund
                                         4,799.539 Shares                                            55,291

                                         Fidelity Freedom 2010 Fund
                                         6,229.713 Shares                                            78,556

                                         Fidelity Freedom 2020 Fund
                                         10,244.817 Shares                                          128,880

                                         Fidelity Freedom 2030 Fund
                                         5,485.424 Shares                                            68,897

                                         Fidelity Freedom 2040 Fund
                                         612,167.158 Shares                                       4,523,915

                                         Fidelity Managed Income Portfolio II
                                         24,828,995.5 Shares                                     24,828,997

                                         Spartan US Equity Index Portfolio
                                         217,740.492 Shares                                       8,848,973

Loan Fund
Participant Loans                        Outstanding Loan Balance                                 2,516,764
                                                                                                  ---------


                                         Total Investments                                     $100,245,816
                                                                                               ============


*Indicates party-in-interest.


         The accompanying notes to financial statements are an integral part of this schedule.

                                                                  Schedule I

                                    SIGNATURE

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               Westinghouse Air Brake Technologies Corporation


                               By /s/ Robert J. Brooks
                                  ---------------------------
                               Robert J. Brooks
                               Chief Financial Officer

June 29, 2002

CONSENT OF INDEPENDENT PUBLIC AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33998) pertaining to the Westinghouse Air Brake Technologies Corporation Savings Plan of Westinghouse Air Brake Technologies Corporation of our report dated June 20, 2002, with respect to the financial statements and schedules of the Westinghouse Air Brake Technologies Corporation Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

                                                       /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 29, 2002

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On May 30, 2002, the Westinghouse Air Brake Technologies Corporation Savings Plan dismissed Arthur Andersen LLP as its independent auditors. Prior to the date of this Form 11-K, the Arthur Andersen partner responsible for the audit of the financial statements of the Westinghouse Air Brake Technologies Corporation Savings Plan as of December 31, 2000 and for the year then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Westinghouse Air Brake Technologies Corporation's registration statements on Form S-8 No. 333-33998 of Arthur Andersen's audit report with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form 11-K, which is incorporated by reference into Westinghouse Air Brake Technologies Corporation's filings on Form S-8 No. 333-33998 and deemed to be a new registration statement, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under
Section 11(a) of the Securities Act.